Exhibit 10.1

Amended Employment Agreement

This Agreement is entered into as of June 7, 2007, by and between Daniel Rabinowitz  (the "Employee") and Gene Security Network, Inc., a Delaware corporation (the "Company").

This Agreement amends and restates in its entirety the Employment Agreement entered into between the parties hereto on January 27, 2007.

1.	Duties and Scope of Employment.

(a)Position.  For the term of his employment under this Agreement (the "Employment"), the Company agrees to employ the Employee in the position of General Counsel and Corporate Secretary. The Employee shall report to the Company's Chief Executive Officer or to such other person as the Company subsequently may determine. The Employee's duties shall be to perform the role of corporate secretary and general counsel of the Company.

(b)Obligations to the Company. During his Employment, the Employee shall be a part-time employee working initially at least two days per week for the Company, subject to increase by mutual agreement between the parties. The Employee shall comply with the Company's policies and rules, as they may be in effect from time to time during his Employment.

(c)No Conflicting Obligations. The Employee represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise , that are inconsistent with his obligations under this Agreement. The Employee represents and warrants  that he will not use or disclose, in connection with his Employment, any trade secrets or other proprietary information or intellectual property in which the Employee or any other person has any right, title or interest and that his Employment will not infringe or violate the rights of any other person. The Employee represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer.

(d)Commencement Date. The Employee previously commenced part-time Employment; the terms of this Amended Employment Agreement shall become effective as soon as reasonably practicable and in no event later than June 7, 2007.

(e)Proprietary Information and Inventions Agreement. The  Employee has entered into a Proprietary Information and Inventions Agreement with the Company, substantially in the form attached hereto as Exhibit A.

2.Cash and Incentive Compensation.

(a)Salary. The Company shall pay the Employee as compensation for his services a base salary at a gross annual rate of not less than $150,000 (One Hundred and Fifty Thousand Dollars), pro rated for the number of days per week actually worked for the Company as described in Section 1(b) above. Such salary shall be payable in accordance with the Company's standard payroll procedures. (The annual compensation specified in this Subsection (a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as "Base Salary.”)

(b)Incentive Bonuses. The Employee shall be eligible to be considered for an annual incentive bonus. Such bonus (if any) shall be awarded based on objective or subjective criteria established in advance by the Company's Board of Directors (the "Board") or the Compensation Committee of the Board. The determinations of the Board or its Compensation Committee with respect to such bonus shall be final and binding. The Employee shall not be entitled to an incentive bonus if he is not employed by the Company on the date when such bonus is payable.
(c)Stock Options. Subject to the approval of the Board or the Compensation Committee of the Board, the Company shall grant the Employee stock options from time to time covering shares of the Company's Common Stock. The exercise price of such option shall be equal to the fair market value of such stock on the date of grant. The grant of such option shall be subject to the other terms and conditions set forth in the Gene Security Network, Inc. Stock Plan and in the Company's standard form of Stock Option Agreement.
3.Vacation and Employee Benefits. During his Employment, the Employee shall be eligible for paid vacations in accordance with the Company's vacation policy, as it may be amended from time to time. During his Employment, the Employee shall be eligible to participate in the employee benefit plans maintained by the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.
4.Business Expenses. During his Employment, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.
5.Term of Employment.
(a)Termination of Employment. The Company may terminate the Employee's Employment at any time and for any reason (or no reason), and with or without Cause, by giving the Employee notice in writing. The Employee may terminate his Employment at any time and for any reason (or no reason), by giving the Company notice in writing. The Employee's Employment shall terminate automatically in the event of his death. The Employee's Employment shall also terminate in the event of the Employee's Permanent Disability.
(b)Employment at Will. The Employee's Employment with the Company shall be "at will," meaning that either the Employee or the Company shall be entitled to terminate the Employee's Employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to the Employee shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Employee and the Company on the "at will" nature of the Employee's Employment, which may only be changed in an express written agreement signed by the Employee and a duly authorized officer of the Company.
(c)Rights Upon Termination. Except as expressly provided in Section 6 upon the termination of the Employee's Employment, the Employee shall only be entitled to the compensation, benefits and expense reimbursements that the Employee has earned under this Agreement before the effective date of the termination. The payments under this Agreement shall fully dis 1arge all responsibilities of the Company to the Employee.

(d)6.Termination Benefits.

(a)Severance Pay. If, during the term of this Agreement, the Employee is subject to an Involuntary Termination, then the Company shall pay the Employee upon termination a lump sum equivalent to 6 months of the Base Salary, pro rated, as described in Section 1(b) above, for the average number of days per week actually worked for the Company over the six (6) months prior to the termination.  If the Company determines that Employee is a "specified employee" under Section 409A(a)(2)(B)(i) of the Internal Revenue Code when his employment terminates, then (i) the salary continuation payments under this Subsection (a) will commence on the earliest practicable date that occurs more than six months after the termination of his employment and (ii) the installments that otherwise would have been paid during the first six months after the termination of his employment will be paid in a lump sum on the first day of the seventh month after the termination of his employment.

(b)Vesting of Equity. If, during the term of this Agreement, the Employee is subject to Involuntary Termination, then the Employee shall be vested in an additional fifty percent (50%) of the Employee's then unvested shares under any option or stock award previously granted to the Employee by the Company.

(c)Rights Upon Change in Control. In the event of a Change in Control, the Employee shall be vested in an additional 50% of the then unvested shares under any option or stock award previously granted to the Employee by the Company. The remaining unvested shares under any such option or stock award will vest over the shorter of 12 months or the remaining vesting period then applicable to such award at the time of the Change in Control. In the event that the Employee is subject, after a Change of Control, to Involuntary Termination pursuant to Section 6(e)(i), Section 6(e)(ii)(B) or 6(e)(ii)(C) of this Amended Employment Agreement, but not an Involuntary Termination pursuant to Section 6(e)(ii)(A) of this Amended Employment Agreement, then the Employee shall be full vested in all of Employee's outstanding equity awards. If this Subsection (c) applies, then Subsection (b shall not apply.

(d)Health Insurance. If Subsection (a) above applies, and if the Employ elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") following the termination of his Employment, then the Company shall pay the Employee's monthly premium under COBRA until the earliest of (i) 6 months after the Employee's cessation of employment, (ii) the expiration of the Employee's continuation coverage under COBRA or (iii) the date when the Employee receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

(e)Definition of "Involuntary Termination." For all purposes under this Agreement, "Involuntary Termination" shall mean the termination of the Employee's Service by reason of:

(i)The involuntary discharge of the Employee by the Company (or the parent or subsidiary employing him) for reasons other than Cause or Permanent Disability; or

(ii)The voluntary resignation of the Employee following (A) a change in the Employee's position with the Company (or the parent or subsidiary employing him) that materially reduces his level of authority or responsibility without the Employee's consent, (B) a reduction in the Employee's Base Salary or (C) receipt of notice that the Employee's principal workplace will be relocated more than 30 miles.

(f)Definition of "Cause." For all purposes under this Agreement, "Cause" shall mean:

(i)The Employee's commission of, or plea of "guilty" or 'no contest" to, a felony under the laws of the United States or any state thereof;

(ii)Employee's committing an act of fraud in his dealings with the Company;

(iii)Abandonment or neglect of his duties by the Employee for an extended period of time;

(iv)Employee applies less than the requisite number of days of full time effort to the Company as described in Section 1(b) above; or

(v)Permanent Disability or death of the Employee.

(g)Definition of "Change in Control." For all purposes under this Agreement, "Change in Control" means (a) the consummation of a merger or consolidation of the Company with or into another entity or (b) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a "Change in Control" if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company's stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company's capital stock immediately prior to the merger or consolidation.

(h)Definition of "Permanent Disability." For all purposes under this Agreement, "Permanent Disability" shall mean the Employee's inability to perform the essential functions of the Employee's position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

7.Successors.

(a)Company's Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which becomes bound by this Agreement.

(b)Employee's Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.Miscellaneous Provisions.

(a)Notice. Notices and all other communications contemplated by this A:greement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing by the Employee and by an officer of the Company authorized by the Company's Board of Directors No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.

(d)Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e)Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of California (except their provisions governing the choice of law). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the "Law"), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(f)No Assignment. This Agreement and all rights and obligations of the Employee hereunder are personal to the Employee and may not be transferred or assigned by the Employee at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity.

(g)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

/s/ Daniel Rabinowitz
Employee

Gene security network, inc.

/s/ Matthew Rabinowitz
By

Title: President and CEO

EXHIBIT A

Proprietary Information and Inventions Agreement